Exhibit 99.1

Tesla Motors – Third Quarter 2014 Shareholder Letter

•    Highest ever quarterly deliveries at 7,785 vehicles, despite factory shutdown in July

•    Highest ever peak deliveries in a single day of 907 vehicles

•    Majority of Q3 deliveries in North America; 65% increase in NA Sept 14/Sept 13

•    Dual Motor and Autopilot introductions further accelerate Model S demand

•    Model S orders and deliveries alone expected to increase by 50% in 2015

•    Reducing number of Model S options to ramp production faster

November 5, 2014

Dear Fellow Shareholders:

Over the past quarter, despite losing almost a month of production due to factory retooling, we delivered the highest number of Model S vehicles ever, with several new records set in North America and worldwide. We also substantially broadened the appeal of the Model S by introducing Dual Motor all-wheel drive and Autopilot. Based on net orders since that introduction, excluding the extraordinary initial demand peak, we are confident of a 50% increase in both net orders and deliveries for Model S alone in 2015.

Our focus will be on scaling up Model S production over the coming year, so no major platform changes to the hardware are planned in the near term. There will, however, be several significant over-the-air software releases – at no cost to owners – that provide added functionality to the Model S fleet.

Product and Market Initiatives

The Model S is the world’s first production car with Dual Motor electric drive. By having two electric drive units, torque can be adjusted at the millisecond level digitally and independently to the front and rear wheels, thus providing unparalleled performance and traction control. This is a fundamental improvement in traction control relative to a gasoline car, which has inherently high powertrain latency and a mechanical shaft connecting the front and rear wheels that is incapable of reacting intelligently to all road conditions. The dual Model S drive units are also able to act independently, providing powertrain redundancy if one fails.

The performance version of the Dual Motor Model S is now the world’s fastest accelerating four-door production car of all time, with a 0 to 60 mph time of 3.2 seconds, matching the legendary McLaren F1, which has two doors. Model S seats up to seven people, plus luggage. Independent testing by Motor Trend achieved an even better 0 to 60 mph time of 3.1 seconds.

We also recently introduced new standard safety features and components of our Autopilot system. Every Model S coming out of the factory (single and Dual Motor) now has the hardware installed for these features. Lane departure warning and speed limit alert, which you can turn off, are now standard safety features included on every new Model S. Automatic cruise control, highway steering and emergency braking will be enabled in the coming months via a remote software update.

We also continue to improve Model S in response to customer feedback. Recent enhancements include significantly more comfortable seats, larger sun visors with better mirrors and less strident warning labels, wider-opening rear doors, a self-closing charge port door, location based air suspension adjustments and generally improved fit and finish. In Q3, we pushed Software version 6.0 to the entire Model S fleet, enabling a host of enhancements and new features, including real time traffic based navigation and a new calendar application that allows the car to adapt to the owner.

In partnership with several financial institutions globally, we are also making Model S more affordable, by introducing very compelling consumer leasing in most of the United States and expanding our popular Resale Value Guarantee (RVG) program into several European countries. This enables us to offer lower monthly payments without negatively affecting gross margin.

Sensor Map of Safety Features & Autopilot System

Around the world, the appeal of Model S continues to spread. Today we announced that Model S has achieved a Euro NCAP (New Car Assessment Program) 5-star safety rating, validating our continuing commitment to vehicle safety. We recently introduced Model S to Hong Kong and Japan and plan to start deliveries in Australia by year end. Our recently opened Shenzhen location in China is already one of our highest grossing stores worldwide. We also recently energized our 124th Supercharger in the United States and our 82nd Supercharger in Europe. In China we have installed 23 Supercharging locations in 10 cities and several destination-charging stations at prominent hotels, malls and commercial buildings. Our customers have driven 49 million miles for free using our global network of Supercharger stations.
First Model S Deliveries to Japan

Increasing Capacity To Meet Demand

To accommodate accelerating Model S demand and prepare for the rapidly growing order book of Model X reservations, we are investing to increase production to more than 2,000 vehicles per week by the end of 2015. We began this process with a production shutdown this summer to transition to our new, higher volume final assembly line and expand our Model S body center. The ramp to our target production rate took longer than expected due to system integration challenges, reducing our production by almost 2,000 vehicles. Being unable to increase production fast enough, not lack of demand, is a fair criticism of Tesla. That said, we expect our annual production will increase by over 50% in 2014, again in 2015 and probably for several years to follow. This is unusual in the car industry.

In contrast to Q3, actions to further increase capacity have been designed to be less disruptive, thus enabling us to increase output at a steadier and more predictable pace. For example, our Model X body center will initially be independent from our Model S body center, allowing us to start building Model X bodies without impacting Model S production. We have started to upgrade our second paint shop with state of the art paint application technology and a level of automation that will also have the capacity to cover Model 3 needs.

Future capacity investments extend to the Gigafactory where we have already started to pour concrete for the foundation. A modular build strategy is enabling us to scale construction, capital requirements and capacity commensurate with growing demand. Together with Panasonic we are making good progress toward first cell production in 2016 slightly earlier than originally scheduled. Starting operations earlier will reduce ramp-up risks for Model 3 and provide some potential expansion capacity for Model S and Model X.

Q3 Results

As usual, this letter includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP financial information excludes non-cash stock-based compensation and interest expense, and includes deferred revenue and related costs for cars sold with a Resale Value Guarantee or similar buy-back program where we receive cash upon delivery.

This quarter we delivered 7,785 Model S vehicles. Non-GAAP revenue was $932 million for the quarter, up 55% from a year ago, while GAAP revenue was $852 million. Compared to Q2, the average selling price of Model S declined slightly due to the stronger dollar. Automotive revenue for Q3 included $31 million of powertrain sales primarily to Daimler for the Mercedes-Benz B Class Electric Drive. It also included $93 million of regulatory credits, including $76 million of Zero Emission Vehicle (ZEV) credits. ZEV credit revenue was much higher than expected as we closed additional contracts with several OEMs.

We directly leased 347 vehicles in Q3 to customers in the United States. For cars leased by Tesla, we make no GAAP to non-GAAP adjustments because the timing of cash payments received over the lease term is consistent with the timing of GAAP revenue recognition. Supplemental tables below disclose the $34 million of aggregate sales value related to these leased vehicles.

Our Q3 non-GAAP automotive gross margin was 23.0%, and 22.6% on a GAAP basis, both excluding ZEV credits. Our gross margin excluding ZEV credits would have increased slightly from Q2, but a few mostly one-time items negatively impacted our Q3 gross margin. For cars delivered prior to Q3, we booked a reserve of $14 million primarily to reflect our revised assessment of the costs of our 8 year powertrain warranty. We also incurred one-time manufacturing inefficiencies associated with the transition to the new final assembly line, and international revenue was slightly pressured by the strong U.S. dollar. These one-time events impacted gross margin by about 400 bps.

Gigafactory Construction – Nevada

Research and development (R&D) expenses were $119 million on a non-GAAP basis and $136 million on a GAAP basis. Non-GAAP R&D expenses were up 28% from Q2 due to engineering efforts on Dual Motor drive, Autopilot system and Model X.

Selling, general and administrative (SG&A) expenses were $138 million on a non-GAAP basis and $155 million on a GAAP basis. The 18% sequential increase in non-GAAP SG&A expenses was driven by our rapid global growth and by the expansion of our customer support infrastructure.

Cash at quarter end, including cash equivalents, decreased $304 million to $2.4 billion. Operating cash outflows were $28 million, and impacted by using $35 million to fund our leasing program and a $60 million increase in receivables. During the quarter we invested $284 million in capital expenditures.

Q3 non-GAAP net income was $3 million, or $0.02 per share based on 142.7 million diluted shares, while Q3 GAAP net loss was $75 million or $(0.60) per share, consistent with our guidance even with the additional one-time items.

Outlook

Production for the full year is expected to be about 35,000 cars, despite entering Q4 with a deficit in production of about 2,000 units from Q3. However, the loss of these cars in Q3 means fewer available to deliver in Q4 and our ability to ramp up production in Q4 is constrained by the complexity of launches related to dual motor and autopilot hardware. Consequently, we expect to deliver approximately 33,000 vehicles for 2014. This is 50% above 2013 deliveries, but 5% to 7% below prior estimates for 2014. Previous projections for 2015 are unaffected.

One of the significant actions we intend to take in order to reduce manufacturing complexity is to simplify our product offering by reducing the number of options and powertrain combinations. This will enhance our ability to scale production in 2015.

We expect to lease about 3,000 to 3,500 cars in North America during Q4. A large portion of these leases will be financed through our new bank partner leasing program. Similar to the accounting for our RVG program vehicles, for GAAP purposes, revenue on vehicles leased via our banking partners will be deferred and recognized over the lease term, but added back to non-GAAP revenue because we receive all of the cash up front on these leases.

Model S/Model X Final Assembly Line – Fremont

We expect non-GAAP automotive gross margin to exceed 28% in late Q4, excluding ZEV credits, as manufacturing efficiencies and part costs continue to improve. Factors weighing on the automotive gross margin for the full quarter include delivery of vehicles built in Q3 with lower manufacturing efficiency and slightly lower average selling prices from weaker European currencies. Model S gross margin itself is generally higher than automotive gross margin which is moderately suppressed due to the significantly lower gross margin on powertrain sales. ZEV credit revenue in Q4 is expected to be quite minimal based on our existing arrangements.

Q4 non-GAAP operating expenses are expected to grow sequentially by just under 10% for R&D and SG&A as we wind down Dual Motor development. We expect to earn $0.30 to $0.35 per share in Q4, on a non-GAAP basis. Based on our current stock price, we project between 143 million and 145 million diluted shares outstanding in Q4.

Work continues on the finalization of Model X with the testing of Alpha prototypes and initial builds of the first Beta prototypes. Model X powertrain development is almost complete with the early introduction of Dual Motor drive on Model S. We recently decided to build in significantly more validation testing time to achieve the best Model X possible. This will also allow for a more rapid production ramp compared to Model S in 2012.

In anticipation of this effort, we now expect Model X deliveries to start in Q3 of 2015, a few months later than previously expected. This also is a legitimate criticism of Tesla – we prefer to forgo revenue, rather than bring a product to market that does not delight customers. Doing so negatively affects the short term, but positively affects the long term. There are many other companies that do not follow this philosophy that may be a more attractive home for investor capital. Tesla is not going to change.

We plan to spend about $350 million in capital expenditures in Q4 as we continue to invest in even more production capacity, accelerate the pace of Gigafactory construction, and continue vehicle development and our global expansion.

As in the past, we plan to provide 2015 financial guidance in our Q4 Shareholder Letter. 2015 should be another exciting year for Tesla, with accelerating revenue growth and expanding margins.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its third quarter 2014 financial results conference call beginning at 2:30 p.m. PT on November 5, 2014, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation, the change in fair value related to Tesla’s warrant liability, non-cash interest expense related to Tesla’s convertible senior notes as well as one-time expenses associated with the early repayment of the Department of Energy Loan. Non-GAAP financial measures also exclude the impact of lease accounting on related revenues and cost of revenues associated with Model S deliveries with the resale value guarantee and similar buy-back terms, as this perspective is useful in understanding the underlying cash flow activity and timing of vehicle deliveries. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements regarding gross margin expansion, and profitability, statements relating to the progress Tesla is making with respect to product development, including future Autopilot features, vehicle firmware updates and Model X development and launch plans; the timing, pace of production and international delivery expansion for Model S, including the production volume, rate, and ramp expectation of our new production lines; growth in demand and orders for Model S and Model X; the ability to achieve vehicle demand, volume, production, delivery, revenue, leasing, gross margin, spending, and profitability targets; and Tesla Gigafactory timing, , partnerships, plans and output expectations, including those related to cell production , are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the risk of delays in the manufacture, production and delivery of Model S vehicles, including Dual Motor Model S, or the development, production and delivery of Model X and Model 3 vehicles; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; any failures by Tesla vehicles to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the first Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on August 8, 2014. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Liz Jarvis-Shean
Investor Relations – Tesla	Communications – Tesla
ir@teslamotors.com	press@teslamotors.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sep 30, 2014	June 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Revenues
Automotive sales (1A)	$849,009	$768,242	$430,196	$2,236,062	$1,386,934
Development services	2,795	1,107	1,150	5,633	11,343

Total revenues	851,804	769,349	431,346	2,241,695	1,398,277

Cost of revenues
Automotive sales (1B)	598,472	554,104	324,883	1,615,047	1,090,300
Development services	1,481	2,250	3,595	6,674	8,304

Total cost of revenues (2)	599,953	556,354	328,478	1,621,721	1,098,604

Gross profit	251,851	212,995	102,868	619,974	299,673
Operating expenses
Research and development (2)	135,873	107,717	56,351	325,135	163,523
Selling, general and administrative (2)	155,107	134,031	77,071	406,690	184,080

Total operating expenses	290,980	241,748	133,422	731,825	347,603

Loss from operations	(39,129)	(28,753)	(30,554)	(111,851)	(47,930)
Interest income	300	467	68	907	97
Interest expense	(29,062)	(31,238)	(6,492)	(72,183)	(26,705)
Other income (expense), net (3)	(3,090)	(1,228)	(740)	2,401	18,018

Loss before income taxes	(70,981)	(60,752)	(37,718)	(180,726)	(56,520)
Provision for income taxes	3,727	1,150	778	5,685	1,230

Net loss	$(74,708)	$(61,902)	$(38,496)	$(186,411)	$(57,750)

Net loss per common share, basic and diluted	$(0.60)	$(0.50)	$(0.32)	$(1.50)	$(0.49)

Shares used in per share calculation, basic and diluted	124,911	124,250	121,862	124,217	118,282

Notes:

(1)	Due to the application of lease accounting for Model S vehicles with the resale value guarantee or similar buy-back terms, the following is supplemental information for the periods presented:

(A) Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$80,544	$88,162	$171,229	$261,212	$318,041

(B) Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$63,981	$68,752	$138,839	$202,476	$262,758

Under lease accounting, warranty costs are expensed as incurred instead of accrued at the time of sale.

(2)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$5,383	$3,912	$3,017	$12,401	$5,616
Research and development	16,639	14,822	8,707	45,006	24,916
Selling, general and administrative	17,136	17,049	9,715	54,572	25,034

Total stock-based compensation expense	$39,158	$35,783	$21,439	$111,979	$55,566

(3)	Other income, net, for the nine months ended September 30, 2013 includes the gain from the elimination of the $10.7 million Department of Energy (DoE) common stock warrant liability.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	Sep 30, 2014	Dec 31, 2013
Assets
Cash and cash equivalents	$2,370,735	$845,889
Restricted cash and marketable securities - current	17,331	3,012
Accounts receivable	156,889	49,109
Inventory	752,492	340,355
Prepaid expenses and other current assets	65,467	27,574
Operating lease vehicles, net (1)	617,743	382,425
Property and equipment, net	1,404,326	738,494
Restricted cash - noncurrent	9,090	6,435
Other assets	43,460	23,637

Total assets	$5,437,533	$2,416,930

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$843,933	$412,221
Deferred revenue (2)	415,891	273,062
Customer deposits	227,056	163,153
Capital lease obligations	22,398	20,577
Long-term debt	2,384,261	586,301
Other long-term liabilities (3)	523,739	294,495

Total liabilities	4,417,278	1,749,809
Mezzanine equity (4)	62,161	—
Stockholders’ equity	958,094	667,121

Total liabilities and stockholders’ equity	$5,437,533	$2,416,930

Notes:

(1)     Includes the following increase in operating lease vehicles related to deliveries of Model S and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Resale value guarantee program (and other vehicles with similar buy-back terms)
Beginning balance	$376,979	$—
First quarter	69,743	—
Second quarter	68,752	123,919
Third quarter	63,981	138,839
Fourth quarter		114,221

Ending balance	$579,455	$376,979

Model S leasing program
Beginning balance	$—
First quarter	—
Second quarter	11,214
Third quarter	23,824
Fourth quarter

Ending balance	$35,038

(2)     Includes the following increase in deferred revenue related to deliveries of Model S with the resale value guarantee or similar buy-back terms and subject to lease accounting, net of revenue amortized to automotive sales, for the following periods:

Beginning balance	$227,868	$—
First quarter	38,188	—
Second quarter	33,586	74,455
Third quarter	27,993	84,577
Fourth quarter		68,836

Ending balance	$327,635	$227,868

(3)     Includes the following increase in other long-term liabilities related to deliveries of Model S with the resale value guarantee or similar buy-back terms and subject to lease accounting for the following periods:

Beginning balance	$236,298	$—
First quarter	54,318	—
Second quarter	54,575	72,357
Third quarter	52,551	86,652
Fourth quarter		77,289

Ending balance	$397,742	$236,298

(4)	Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the fourth quarter of 2014. As such, the carrying value of the 2018 Notes was classified as a current liability as of September 30, 2014 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of September 30, 2014.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	Sep 30, 2014	June 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Selected Cash Flow Information
Cash flows provided by (used in) operating activities (1)	$(27,996)	$(1,662)	$102,033	$29,065	$130,817
Cash flows provided by (used in) investing activities	(291,643)	2,610	(77,501)	(618,213)	(159,912)
Cash flows provided by financing activities	33,755	281,491	24,216	2,131,805	624,906

Other Selected Financial Information
Cash flows provided by (used in) operating activities (1)	$(27,996)	$(1,662)	$102,033	$29,065	$130,817
Capital expenditures	(284,175)	(175,685)	(76,548)	(601,224)	(174,790)

Free cash flow (cash flow from operations plus capital expenditures) (1)	$(312,171)	$(177,347)	$25,485	$(572,159)	$(43,973)

Depreciation and amortization	$64,972	$54,715	$28,449	$163,955	$68,498

	Sep 30, 2014	June 30, 2014	Sep 30, 2013
Cash and Investments
Cash and cash equivalents	$2,370,735	$2,674,910	$795,116
Restricted cash and marketable securities - current	17,331	11,714	1,265
Restricted cash - noncurrent	9,090	7,247	8,110

(1)     During the three months ended June 30, 2014, we began separately presenting the effect of exchange rate changes on our cash and cash equivalents in our condensed consolidated statement of cash flows due to our growing operations in foreign currency environments. Prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Model S Leasing Program Information (in thousands, except for vehicle deliveries)
	Three Months Ended			Nine Months Ended
	Sep 30, 2014	June 30, 2014		Sep 30, 2014
Vehicles delivered	347	158		505
Average per unit price of vehicles delivered	$99	$102		$100

Aggregate value of vehicles delivered (1)	$34,490	$16,046		$50,536

Leasing revenue recognized for current period deliveries	$1,117	$170		$1,287

(1)	Aggregate value is the product of multiplying vehicles delivered by the average per unit price of vehicles delivered

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sep 30, 2014	June 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013

Net loss (GAAP)	$(74,708)	$(61,902)	$(38,496)	$(186,411)	$(57,750)
Stock-based compensation expense	39,158	35,783	21,439	111,979	55,566
Change in fair value of warrant liability	—	—	—	—	(10,692)
Non-cash interest expense related to convertible notes	22,160	23,639	4,260	54,192	6,051
Early extinguishment of DoE loans	—	—	—	—	16,386

Net income (loss) (Non-GAAP) including lease accounting	(13,390)	(2,480)	(12,797)	(20,240)	9,561

Model S gross profit deferred due to lease accounting (1)(2)	16,564	18,607	28,732	56,555	48,082

Net income (Non-GAAP)	$3,174	$16,127	$15,935	$36,315	$57,643

Net loss per share, basic (GAAP)	$(0.60)	$(0.50)	$(0.32)	$(1.50)	$(0.49)
Stock-based compensation expense	0.31	0.29	0.18	0.90	0.47
Change in fair value of warrant liability	—	—	—	—	(0.09)
Non-cash interest expense related to convertible notes	0.18	0.19	0.03	0.44	0.05
Early extinguishment of DoE loans	—	—	—	—	0.14
Model S gross profit deferred due to lease accounting (1)(2)	0.13	0.15	0.24	0.46	0.41

Net income per share, basic (Non-GAAP)	$0.02	$0.13	$0.13	$0.30	$0.49

Shares used in per share calculation, basic (GAAP and Non-GAAP)	124,911	124,250	121,862	124,217	118,282

Net loss per share, diluted (GAAP)	$(0.52)	$(0.44)	$(0.28)	$(1.32)	$(0.44)
Stock-based compensation expense	0.27	0.25	0.16	0.79	0.42
Change in fair value of warrant liability	—	—	—	—	(0.08)
Non-cash interest expense related to convertible notes	0.15	0.17	0.03	0.39	0.05
Early extinguishment of DoE loans	—	—	—	—	0.12

Net income (loss) (Non-GAAP) including lease accounting	(0.10)	(0.02)	(0.09)	(0.14)	0.07

Model S gross profit deferred due to lease accounting (1)(2)	0.12	0.13	0.21	0.40	0.36

Net income per share, diluted (Non-GAAP)	$0.02	$0.11	$0.12	$0.26	$0.44

Shares used in per share calculation, diluted (Non-GAAP)	142,747	140,948	137,131	141,406	131,878

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $3.6 million, $3.4 million, $5.0 million is included for the three months ended September 30, 2014, June 30, 2014, September 30, 2013, respectively. For the nine months ended September 30, 2014 and 2013, an estimated incremental warranty reserve of $9.1 million and $9.0 million is included, respectively. Additionally, stock-based compensation of $1.0 million, $0.7 million and $1.3 million is excluded for non-GAAP purposes for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. For the nine months ended September 30, 2014 and 2013, stock-based compensation of $2.4 million and $1.8 million is excluded, respectively.

(2)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sep 30, 2014	June 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013

Revenues (GAAP)	$851,804	$769,349	$431,346	$2,241,695	$1,398,277
Model S revenue deferred due to lease accounting (2)	80,544	88,162	171,229	261,212	318,041

Revenues (Non-GAAP)	$932,348	$857,511	$602,575	$2,502,907	$1,716,318

Gross profit (GAAP)	$251,851	$212,995	$102,868	$619,974	$299,673
Model S gross profit deferred due to lease accounting (1)(2)	16,564	18,607	28,732	56,555	48,082
Stock-based compensation expense	5,383	3,912	3,017	12,401	5,616

Gross profit (Non-GAAP)	$273,798	$235,514	$134,617	$688,930	$353,371

Research and development expenses (GAAP)	$135,873	$107,717	$56,351	$325,135	$163,523
Stock-based compensation expense	(16,639)	(14,822)	(8,707)	(45,006)	(24,916)

Research and development expenses (Non-GAAP)	$119,234	$92,895	$47,644	$280,129	$138,607

Selling, general and administrative expenses (GAAP)	$155,107	$134,031	$77,071	$406,690	$184,080
Stock-based compensation expense	(17,136)	(17,049)	(9,715)	(54,572)	(25,034)

Selling, general and administrative expenses (Non-GAAP)	$137,971	$116,982	$67,356	$352,118	$159,046

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $3.6 million, $3.4 million, $5.0 million is included for the three months ended September 30, 2014, June 30, 2014, September 30, 2013, respectively. For the nine months ended September 30, 2014 and 2013, an estimated incremental warranty reserve of $9.1 million and $9.0 million is included, respectively. Additionally, stock-based compensation of $1.0 million, $0.7 million and $1.3 million is excluded for non-GAAP purposes for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. For the nine months ended September 30, 2014 and 2013, stock-based compensation of $2.4 million and $1.8 million is excluded, respectively.

(2)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.